EXHIBIT 11

                        THE BEAR STEARNS COMPANIES INC.
                      STATEMENT RE COMPUTATION OF PER SHARE
                                    EARNINGS


                                                               Fiscal Year           Fiscal Year           Fiscal Year
                                                                  Ended                 Ended                 Ended
                                                              June 30, 1998         June 30, 1997         June 30, 1996
                                                             --------------------------------------------------------------
                                                                         (In Thousands, except per share data)

Weighted average common and common equivalent shares outstanding (1):

Average Common Stock outstanding                                  120,456                120,937               129,636

Average Common Stock equivalents:
     Common Stock issuable assuming conversion of CAP
        units                                                      30,065                 26,474                18,800
     Common Stock issuable under employee benefit plans               460                    437                   419
                                                             ----------------------------------------------------------

Total weighted average common and common
     equivalent shares outstanding                                150,981                147,848               148,855
                                                             ==========================================================

Net income                                                      $ 660,429              $ 613,330             $ 490,638

Preferred Stock dividend requirements                             (31,012)               (23,833)              (24,493)

Income adjustment (net of tax) applicable
     to deferred compensation arrangements                         64,951                 31,800                20,205

                                                             ==========================================================
Adjusted net income                                             $ 694,368              $ 621,297             $ 486,350
                                                             ==========================================================

Earnings per share                                              $    4.60              $    4.20             $    3.27
                                                             ==========================================================

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1.  Adjusted to reflect stock dividends.